Exhibit 10.5
ETHANOL MARKETING AGREEMENT*
     THIS ETHANOL MARKETING AGREEMENT the (“Agreement”) is entered into this 29th day of March, 2006, with an effective date as stipulated in Section 1 (a) below, by and between Archer Daniels Midland Co., a Delaware corporation with its principal place of business in Decatur, Illinois (“ADM”), and Siouxland Ethanol, LLC, a Nebraska limited liability company with its principal place of business in Jackson, Nebraska (“Siouxland”).
BACKGROUND
     WHEREAS, ADM and Siouxland are both in the business of processing corn to produce ethanol for commercial sale; and
     WHEREAS, ADM has knowledge of the ethanol industry in the United States, and has experience related to ethanol marketing, sales, and distribution; and
     WHEREAS, Siouxland and ADM believe that it would be in their mutual best interests for ADM to purchase ethanol produced by Siouxland at its ethanol production facility near Jackson, Nebraska (the “Siouxland Production Facility”) for purposes of jointly marketing, selling, and distributing that ethanol, along with the ethanol produced by ADM at its Columbus, Nebraska plant and its Marshall, Minnesota plant (the “ADM Production Facilities”); and
     WHEREAS, Siouxland and ADM desire to enter into this Agreement, for purposes of setting out the terms and conditions of the business arrangement;
     NOW, THEREFORE, the parties to this Agreement hereby covenant and agree as follows:
AGREEMENT
     1. TERMS OF THIS AGREEMENT.
          (a) The Initial Term. The initial term of this Agreement will be for two years with the effective date being the first day of the month of which production of ethanol begins at the Siouxland Production Facility (the “Effective Date”).. For example, if production begins on February 15, 2007, then February 1, 2007 will be the effective date of this Agreement. The two-year period referred to herein will hereafter be referred to as the “Initial Term.”
          (b) The Renewal Terms. Unless this Agreement is terminated in the manner described below in Section 2, this Agreement will automatically renew for successive additional terms of one year each. These additional terms will each be referred to hereafter as a “Renewal Term.”
     2. TERMINATION. This Agreement may be terminated under the circumstances set out below.

*  Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

          (a) Termination for Intentional Misconduct. If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other party, the party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.
          (b) Termination for Uncured Breach. If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the breaching party will then have thirty (30) days to cure the breach, if the breach does not involve a failure to make any payments which are required by this Agreement.
          If the breach does involve a failure to make any payments which are required by this Agreement, then the breaching party will have five (5) days after receiving the written notice to cure the breach. If the breaching party does not cure any breach within the applicable cure period, then the non-breaching party will have the right to terminate this Agreement immediately.
          (c) Termination at the End of the Initial Term or Any Renewal Term. Either party may terminate this Agreement at the end of the Initial Term, or at the end of any Renewal Term, by providing the other party with a written notice of termination delivered to the non-terminating party at least six (6) months prior to the end of the Initial Term or the end of any Renewal Term.
          (d) Termination by Mutual Written Agreement. This Agreement may also be terminated upon any terms and under any conditions, which are mutually agreed upon in writing by the parties.
          3. REPRESENTATIONS AND WARRANTIES OF Siouxland. In connection with its sale of ethanol to ADM under this Agreement, Siouxland makes the following representations and warranties, for the benefit of ADM:
          (a) Good Title. Siouxland will have good and marketable title to all of the ethanol sold to ADM under this Agreement, free and clear of all liens and encumbrances.
          (b) Corporate Existence and Good Standing. Siouxland is a limited liability company validly existing and in good standing under the laws of the State of Nebraska.
          (c) Corporate Authority and Corporate Approval. Siouxland has the power and authority to enter into this Agreement. Further, Siouxland has taken all corporate action necessary to authorize it to execute, become bound by, and perform its duties and obligations under this Agreement.

          (d) No Conflicts as to Law or Agreements. The execution of this Agreement by Siouxland, the sale and transfer of ethanol from Siouxland to ADM, and the taking of all actions by Siouxland under this Agreement do not require the consent of any person, entity, or agency; do not violate any law, rule, or regulation; and do not breach or violate any contract or agreement to which Siouxland is a party, or by which Siouxland is bound.
          (e) Compliance with Laws. Siouxland is now in compliance, and during the entire term of this Agreement will remain in compliance, with all applicable federal, state, local, and foreign laws, ordinances, orders, rules, and regulations (“Laws”), other than Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to Siouxland or its business or assets. The definition of Laws set out above includes, but is not limited to, the Toxic Substances Control Act (“TOSCA”), the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act of 1986, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, any state equivalent thereof, and all other laws related to the protection of the environment (“Environmental Laws”).
          (f) Complete and Accurate Disclosure. Siouxland has not withheld from ADM any documents, information, or material facts relating to Siouxland ethanol production capabilities, and/or relating to the business operations of Siouxland. Further, no representation or warranty in this Agreement, or in any letter, certificate, exhibit, schedule, statement, or other document furnished pursuant to this Agreement, contains any untrue statement of a material fact.
          (g) Licenses and Permits. As of the Effective Date of this Agreement, Siouxland has, and will have at all times during the term of this Agreement, all of the licenses and permits necessary to operate the Siouxland Production Facility.
          (h) Production Capacity. The amount of ethanol that Siouxland is capable of producing each year, based on the nameplate design capacity of the production facility, will hereafter be referred to as “Annual Production Capacity.” The nameplate design capacity of the Production Facility is 50,000,000 gallons of ethanol per year. Within 60 calendar days of commencing plant operations, Siouxland will have the plant capacity and the technical capability to produce the quality of ethanol required under this Agreement, in the quantities required under this Agreement.
          (i) Product Quality. All of the ethanol sold to ADM by Siouxland under this Agreement will be of merchantable quality, and will be fit for its intended purpose. All such ethanol must meet all applicable ASTM Standards, must meet the ethanol standards established by the Williams Pipeline test, and must meet the ethanol standards established by all other standard ethanol industry tests.

          (j) Patent Infringement. Siouxland is not now, and will not be at any time in the future during the term of this Agreement, infringing upon any patents or other intellectual property rights held by any other parties.
     4. REPRESENTATIONS AND WARRANTIES OF ADM. In connection with providing the services on behalf of Siouxland which are described in this Agreement, ADM makes the following representations and warranties, for the benefit of Siouxland:
          (a) Corporate Existence and Good Standing. ADM is a Delaware corporation validly existing and in good standing under the laws of the State of Illinois.
          (b) Corporate Authority and Corporate Approval. ADM has the power and the authority to enter into this Agreement. Further, ADM has taken all corporate action necessary to authorize it to execute, become bound by, and perform its duties and obligations under this Agreement.
          (c) No Conflicts as to Law or Agreements. The execution of this Agreement by ADM, the purchasing of ethanol from Siouxland by ADM, and the taking of all actions by ADM under this Agreement do not require the consent of any person, entity, or agency; do not violate any law, rule, or regulation; and do not breach or violate any contract or agreement to which ADM is a party, or by which ADM is bound.
          (d) Compliance with Laws. As it relates to this Agreement, ADM is now in compliance, and during the entire term of this Agreement will remain in compliance, with all applicable federal, state, local, and foreign laws, ordinances, orders, rules, and regulations (“Laws”), other than Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to ADM or its business or assets. The definition of Laws set out above includes, but is not limited to, the Toxic Substances Control Act (“TOSCA”), and all other laws related to the protection of the environment (“Environmental Laws”).
          (e) Licenses and Permits. ADM now has, and will have at all times during the term of this Agreement, all of the licenses and permits necessary to operate the ADM Production Facilities.
          (f) Product Quality. All of the ethanol produced by ADM and sold to its customers under this Agreement will be of merchantable quality, and will be fit for its intended purpose. All such ethanol must meet all applicable ASTM Standards, must meet the ethanol standards established by the Williams Pipeline test, and must meet the ethanol standards established by all other standard ethanol industry tests.
          (g) Patent Infringement. ADM is not now, and will not be at any time in the future during the term of this Agreement, infringing upon any patents or other intellectual property rights held by any other parties.

     5. QUANTITY. During the entire term of this Agreement, Siouxland agrees to sell to ADM, and ADM agrees to purchase from Siouxland, all of the ethanol produced by Siouxland at the Siouxland Production Facility that conforms to the warranties set forth in this Agreement; provided, however, notwithstanding anything to the contrary, the annual volume of ethanol sold by Siouxland to ADM, and purchased by ADM from Siouxland, shall be no less than 40,000,000 gallons (the “Minimum Annual Volume Requirements”) and no more than 60,000,000 gallons (the “Maximum Annual Volume Requirements”), produced in approximately equal quarterly amounts. The terms and conditions of these purchases and sales will be set out in this Agreement.
     6. PRODUCTION ESTIMATES. As of the effective date of this Agreement, Siouxland will provide ADM with Siouxland’s best estimate of Siouxland’s anticipated monthly ethanol production for the next twelve (12) months, to assist ADM in developing appropriate marketing strategies for the ethanol to be produced by Siouxland.
     On or before the first day of each month, Siouxland will provide ADM with its updated best estimate of Siouxland’s anticipated monthly ethanol production for the next twelve (12) months, so that ADM will have ethanol production estimates from Siouxland twelve (12) months into the future during the entire time that this Agreement is in effect.
     Once this Agreement has been terminated under Section 2(a), Section 2(b), or Section 2(c) above, Siouxland will no longer be required to provide ADM with any further monthly ethanol production estimates, except to the extent required in any written termination agreement between the parties entered into under Section 2(d) above.
     Once either party has sent a written notice of intent to terminate this Agreement under Section 2(c) above, Siouxland’s monthly ethanol production estimates must continue to cover the time period through the proposed termination date, but need not extend to any months after the proposed termination date.
     7. SHORTFALLS IN THE ETHANOL VOLUME REQUIREMENTS.
To the extent that Siouxland fails to produce enough ethanol to meet Siouxland’s Minimum Annual Volume Requirement, or to the extent ADM reasonably believes that Siouxland will fail to produce enough ethanol to meet Siouxland’s Minimum Annual Volume Requirements based on the production estimates provided pursuant to Section 6, ADM will have the right, but not the obligation, to purchase ethanol elsewhere, in a commercially reasonable manner, in order to cover the actual or anticipated shortfall. All costs and expenses related to such purchases which are in excess of the costs and expenses that ADM would have incurred in the absence of such a shortfall will be charged to Siouxland.

     8. EXCESS ETHANOL PRODUCTION.
          (a) No Obligation to Sell All Ethanol Produced. ADM will not be obligated to sell the entire volume of ethanol supplied by Siouxland to ADM each month, if ADM does not believe in good faith that it is in the best interests of the parties, based on market conditions, unavailability of customers, or other factors.
          This means that ADM will have the discretion to both build and decrease stored inventories of the ethanol produced under this Agreement, during the entire term of this Agreement. ADM agrees to attempt to do so efficiently, effectively, and in a manner that is in the best interests of the parties.
          (b) ADM’s Right to Buy and Sell Siouxland’s Excess Ethanol Production. ADM shall have no obligation to purchase more than the Maximum Annual Volume Requirement during the Initial Term or any Renewal Term, in approximately equal quarterly amounts. If Siouxland produces ethanol in excess of the Maximum Annual Volume Requirement, ADM will have the right, but not the obligation, to purchase the excess ethanol from Siouxland, and sell it under this Agreement.
          (c) Restrictions on Siouxland’s Right to Sell Excess Ethanol Production. Because ADM is entitled to purchase all of the ethanol produced by Siouxland under Section 5 above, Siouxland may not sell to any other parties any of the excess ethanol that it produces, over and above the Maximum Annual Volume Requirement without ADM’s prior written consent. Siouxland understands that any excess ethanol that it produces is at its own risk, should ADM choose not to purchase that excess ethanol.
          (d) Siouxland’s Right to Utilize Excess Ethanol Production in Future Months. The parties agree that Siouxland may store excess ethanol that it produced in any month, at Siouxland’s own expense, if that excess ethanol is not purchased by ADM under Section 8(b) above. Siouxland may then use that excess ethanol in the future, to satisfy Siouxland’s obligations to make ethanol available for sale under this Agreement.
     9. SERVICES TO BE PROVIDED BY ADM. ADM in its sole discretion will provide, in good faith, the marketing, sales, storage, and transportation services for the ethanol produced under this Agreement.
     10. QUALITY ASSURANCE AND QUALITY CONTROL.
          (a) Initial and Ongoing QA and QC Support. ADM agrees to provide initial quality assurance (“QA”) and quality control (“QC”) support to Siouxland, to assist Siouxland in consistently producing ethanol at the Siouxland Production Facility, which meets the standards for product quality which are set out in Section 3(i) of this Agreement. After this initial support, ADM will continue to assist Siouxland with QA and QC matters throughout the duration of this Agreement on an “as needed” basis, at the request of either party.

          (b) Siouxland’s Responsibility and Liability for the Ethanol that it Produces. Notwithstanding ADM’s agreement to provide Siouxland with QA and QC support in the manner described in this Section 10, the parties agree that Siouxland will ultimately be responsible for the quality of the ethanol produced at the Siouxland Production Facility. Further, the parties agree that Siouxland, and not ADM, will be responsible and liable for all claims related to the quality of the ethanol produced by Siouxland at the Siouxland Production Facility.
          (c) Siouxland’s Release of ADM from Liability Related to QA and QC Support. ADM’s agreement to provide QA and QC support to Siouxland under this Agreement is a good faith attempt by ADM to help Siouxland meet the ethanol quality standards set out in this Agreement, for the mutual benefit of ADM and Siouxland. However, ADM’s agreement to provide QA and QC support to Siouxland does not constitute a warranty or a guarantee of any type with respect to the quality of the ethanol produced by Siouxland. Thus, Siouxland and all of its related persons and organizations hereby release ADM and all of its related persons and organizations from all liability, in the absence of gross negligence and/or willful misconduct, related to the QA and QC support provided to Siouxland by ADM under this Agreement.
     13. SALES TO ADM’S ETHANOL CUSTOMERS. When ADM sells the ethanol produced under this Agreement to its customers, the parties understand and agree that the ethanol sales prices, and all other terms and conditions of ethanol sales to customers under this Agreement, will be established by ADM. These decisions may be made by ADM, without the need for obtaining consent from Siouxland.
     14. PAYMENTS TO ADM FOR SERVICES PROVIDED. In exchange for the marketing, sales, storage, and transportation services provided by ADM under Section 11 above during the Initial Term, Siouxland will pay ADM the sum of [*] of the Final Average Net Ethanol Selling Price per gallon of ethanol produced at the Siouxland Ethanol Production Facility and sold by ADM under this Agreement. During each Renewal Term, the fee paid to ADM by Siouxland for these same services will be negotiated and agreed upon by the parties.
     During any time period after the Initial Term when the parties have not agreed upon the amount that Siouxland will pay ADM for these services, the fee paid to ADM by Siouxland for these services will be [*] of the Final Average Net Ethanol Selling Price per gallon, payable by the fourteenth day of each month, for the services provided and the gallons of ethanol sold by ADM during the previous month.
     15. INDEPENDENT CONTRACTOR STATUS OF ADM, AND EMPLOYMENT STATUS OF ADM’S EMPLOYEES. Nothing contained in this Agreement, including the services to be provided by ADM on behalf of Siouxland, will make ADM the agent of Siouxland for any purpose. ADM and its employees shall be deemed to be independent contractors, with full control over the manner and method of performance of the services they will be providing on behalf of Siouxland under this Agreement.

*  Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

     Any of the employees of ADM which are providing services on behalf of Siouxland under this Agreement will remain employees of ADM. These employees will continue to be paid by ADM and to enjoy the benefits to which they are entitled as employees of ADM, unless otherwise provided in any separate agreement covering the services of such employees.
     16. SEPARATE ENTITIES. Siouxland and ADM are separate entities. Nothing in this Agreement or otherwise shall be construed to create any rights or liabilities of either party to this Agreement with regard to any rights, privileges, duties, or liabilities of the other party to this Agreement, except to the extent otherwise provided in this Agreement, or in any other agreement between the parties to this Agreement.
     17. DEVELOPMENT OF ORDERING AND SHIPPING PROCEDURES. Because Siouxland and ADM have not done business in the past in the manner described in this Agreement, they have not yet attempted to develop efficient and effective procedures related to ordering ethanol, delivering ethanol, and shipping ethanol, in connection with ADM’s ethanol purchases from Siouxland. After this Agreement becomes effective, ADM and Siouxland agree to work together promptly and in good faith to develop effective and efficient policies and procedures to cover these matters, based on their mutual experiences working together under this Agreement.
     Once those policies and procedures have been developed and mutually agreed upon, ADM and Siouxland intend to document them, in the form of an addendum to this Agreement. All such policies and procedures shall be consistent with the terms of this Agreement. To the extent that a policy or procedure is inconsistent with any term or provision of this Agreement, the terms and provisions of this Agreement shall govern.
     18. PRODUCT DISTRIBUTION.
          (a) The ADM Production Facilities. ADM presently produces ethanol at its plant in Columbus, NE (the “Columbus Plant”), and at its plant in Marshall, MN (the “Marshall Plant”), along with other production facilities that are not within the scope of this Agreement. The Columbus Plant and the Marshall Plant are collectively referred to herein as the “ADM Production Facilities.”
          (b) Product Substitution. The parties agree that the ethanol produced at the ADM Production Facilities and the ethanol produced at the Siouxland Production Facility will be considered fungible and interchangeable for purposes of product distribution under this Agreement. ADM will not brand, label, or otherwise identify any ethanol sold under this Agreement differently because that ethanol was produced at the Siouxland Production Facility, as opposed to being produced at the ADM Production Facilities.
          (c) Efficient Product Distribution. When customers purchase ethanol from ADM that has been produced under this Agreement, ADM may fill the orders of those customers with ethanol produced at the Siouxland Production Facilities, ethanol produced at the ADM Production Facilities, or ethanol produced at both the Siouxland Production Facilities and the ADM Production Facilities. ADM will use its good faith efforts to manage factors such as customer and delivery locations, order sizes, freight availability, and cost-effective product delivery logistics in a manner that will result in efficient product distribution, for the mutual benefit of both Siouxland and ADM.
     19. PRODUCT TESTING. At least twice each week during the term of this Agreement, and more often at the request of ADM, Siouxland agrees to provide ADM with samples of the ethanol produced at the Siouxland Production Facility, so that ADM can test Siouxland’s product quality on a regular basis. ADM agrees to provide Siouxland with the information Siouxland will need in order to collect, pack, and ship these ethanol samples to ADM in a manner satisfactory to ADM.
     20. COLLECTION AND RETENTION OF PRODUCT SAMPLES.
          (a) Collection of Product Samples. During the entire term of this Agreement, Siouxland agrees to collect samples of not less than 250 milliliters each from each shipment of ethanol that leaves the Siouxland Production Facility under this Agreement. Each such product sample will be labeled to include the production date, the plant at which the product sample was produced, and any other applicable information.
          (b) Retention of Product Samples. Siouxland agrees to retain these product samples for at least three months after the date of the shipment from which each product sample was taken, in a manner which preserves the integrity of each individual product sample. Further, Siouxland agrees to promptly provide any of these samples to ADM, at the request of ADM.
     21. THE ACTUAL PRICE FOR ETHANOL SOLD TO ADM BY SIOUXLAND. ADM agrees to pay Siouxland a price for all ethanol sold to ADM by Siouxland under this Agreement that is equal to the “Final Average Net Ethanol Selling Price,” as defined in this Section 21. For purposes of this Agreement, the Final Average Net Ethanol Selling Price will be calculated as follows:
          (a) The Average Gross Ethanol Selling Price. Each month, ADM will calculate the average gross selling price per gallon of all of the ethanol that ADM sells to its customers under this Agreement, including all of the ethanol produced by both Siouxland and ADM, FOB the Siouxland Production Facility and the ADM Production Facilities. This amount will hereinafter be referred to as the “Average Gross Ethanol Selling Price.”
          (b) The Deduction for Direct Ethanol Distribution Expenses. Each month, ADM will subtract from that Average Gross Ethanol Selling Price, on a per gallon basis, all of its distribution expenses directly incurred in connection with distributing the ethanol sold under this Agreement (the “Direct Ethanol Distribution Expenses”). ADM’s Direct Ethanol Distribution Expenses will include, but not necessarily be limited to, all of its transportation costs, rail car costs, throughput costs, storage costs, inventory costs, and other distribution costs. ADM’s Direct Ethanol Distribution Expenses shall not include any costs or expenses incurred by ADM as a result of engaging in price protection (hedging) strategies with respect to sales of Siouxland’s ethanol. Those expenses shall be included in calculating the total costs of distributing ethanol from ADM’s Production Facilities, as further set forth in subsection (d) below.
          (c) The Average Net Ethanol Selling Price. The difference between the Average Gross Ethanol Selling Price, and the per gallon Direct Ethanol Distribution Expenses described above in Section 21(b), will be the Average Net Ethanol Selling Price.
          (d) Determination of Final Average Net Ethanol Selling Price to Be Paid to Siouxland by ADM. Each month, ADM shall determine the hedge rate applicable to the ethanol sales from the ADM Production Facilities by dividing the total gain or loss realized by ADM on gasoline-index hedge contracts related to the ADM Production Facilities by the total gallons of ethanol sold by ADM under gasoline-index contracts related to the ADM Production Facilities. This amount shall constitute the Hedge Rate. The Hedge Rate shall be netted with the Average Net Ethanol Selling Price for ethanol sales from the ADM Production Facilities but shall not be applied to the Average Net Ethanol Selling Price for ethanol sales from the Siouxland Production Facility. After application of the Hedge Rate to the average net selling price for ethanol sales from the ADM Production Facilities, the Final Average Net Selling Price shall be the weighted average of the Average Net Ethanol Selling Price for the ADM Production Facilities (netted with the Hedge Rate) and the Average Net Ethanol Selling Price for the Siouxland Production Facility. The Final Average Net Ethanol Selling Price shall be paid to Siouxland by ADM for the applicable month.
     22. THE ESTIMATED PRICE FOR ETHANOL SOLD TO ADM BY SE.
          (a) The Estimated Average Net Ethanol Selling Price. The actual Final Average Net Ethanol Selling Price cannot be determined before Siouxland sells to ADM under this Agreement, because the Final Average Net Ethanol Selling Price is based on Direct Ethanol Distribution Expenses that will be incurred by ADM after ADM has purchased ethanol from Siouxland and application of the Hedge Rate. Because of that, the parties will work together before each month during the term of this Agreement, in order to establish an estimated price for the ethanol to be sold to ADM by Siouxland during the upcoming month. That estimated price will hereafter be referred to as the “Estimated Average Net Ethanol Selling Price.”
          (b) Establishing the Estimated Average Net Ethanol Selling Price. Siouxland may provide information, input, and opinions in connection with the establishment of the Estimated Average Net Ethanol Selling Price, and the parties will attempt to arrive at the Estimated Average Net Ethanol Selling Price for each month by consensus. However, if the parties are unable to reach a consensus, then ADM will have the right, in good faith, to establish the Estimated Average Net Ethanol Selling Price for the upcoming month, based on ADM’s experience in the ethanol industry.

          (c) Invoices and Payments Between Siouxland and ADM. Siouxland will invoice ADM, upon shipment, at the applicable Estimated Average Net Ethanol Selling Price for all ethanol sold to ADM by Siouxland under this Agreement. Within seven (7) days of the date of the invoice, ADM will pay Siouxland for all such ethanol sold to ADM by Siouxland.
          (d) Calculation of Actual Selling Prices After Each Month. At the end of each month, promptly after the information necessary to calculate the Final Average Net Ethanol Selling Price becomes available, ADM will calculate the actual Final Average Net Ethanol Selling Price for the preceding month. ADM will provide that Final Average Net Ethanol Selling Price to Siouxland, along with a summary of the calculations used by ADM to arrive at the Final Average Net Ethanol Selling Price including the Hedge Rate applied in the manner provided in Section 21 herein.
          (e) Reconciliation of Estimated Selling Prices and Actual Selling Prices After Each Month. Within fourteen (14) days after ADM provides Siouxland with the actual Final Average Net Ethanol Selling Price for the preceding month, the parties will reconcile the difference between the Estimated Average Net Ethanol Selling Price and the actual Final Average Net Ethanol Selling Price for the preceding month. If the Estimated Average Net Ethanol Selling Price exceeded the Final Average Net Ethanol Selling Price, then Siouxland will inform ADM in writing of its decision to offset future payment(s) from ADM by the amount of the overpayment or refund to ADM the overpayments that it previously received from ADM, within fourteen (14) days after the completion of this actual and estimated selling price reconciliation.
          On the other hand, if the Estimated Average Net Ethanol Selling Price was less than the actual Final Average Net Ethanol Selling Price, then ADM will pay Siouxland the additional amounts owed to Siouxland, within fourteen (14) days after the completion of this actual and estimated selling price reconciliation.
     23. MONTHLY MEETINGS. Representatives of Siouxland and ADM will meet telephonically on a monthly basis to discuss issues related to this Agreement. It is the intent of both Siouxland and ADM that these monthly meetings be conducted in a manner that complies with all applicable state and federal laws.
     24. MONTHLY RECONCILIATION OF SHIPMENT VOLUMES. On a monthly basis, Siouxland and ADM will compare and reconcile their information related to the volumes of ethanol shipped from the Siouxland Production Facility and the ADM Production Facilities, in order to minimize disputes and disagreements between them under this Agreement, and in order to provide more accurate information for calculating the Final Average Net Ethanol Selling Price under Section 21 of this Agreement.
     In the event that the parties are unable to agree on which party’s numbers are correct for any month, the numbers proposed by ADM will be used, subject to the right of Siouxland to challenge ADM’s books and records through an independent public accounting firm, as described below in Section 25.
     25. AUDITING OF ADM’S BOOKS AND RECORDS.
          (a) Purposes of the Audits. Each month during this Agreement, Siouxland will have the right, at its own expense, to have qualified representatives from an independent public accounting firm audit those portions of ADM’s books and records which are directly related to the ethanol bought and sold under this Agreement. The purposes of such audits will include confirming the information provided to Siouxland by ADM regarding the Final Average Net Ethanol Selling Price, confirming ADM’s production and shipment volumes for ethanol bought and sold under this Agreement and verifying any other information which is directly related to this Agreement.
          (b) Confidentiality Obligations. Any such independent public accountants hired by Siouxland will be subject to the same confidentiality obligations that Siouxland is subject to under Section 27 of this Agreement. Siouxland agrees to inform its accountants of those confidentiality obligations.
          (c) Challenges. Siouxland may challenge ADM’s books and records for any month during this Agreement, based on an audit by an independent public accounting firm. Siouxland must provide written notice of such a challenge to ADM within two (2) years of the end of the month that is the subject of the challenge.
     26. FINANCIAL INFORMATION. On a monthly basis, Siouxland will provide ADM with copies of current balance sheets, income statements, and other financial statements (audited if available) related to Siouxland and its affiliated entities.
     27. HANDLING OF CONFIDENTIAL INFORMATION. The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 27.
          (a) Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” will mean information related to the business operations of Siouxland or ADM that meets all of the following criteria:
(i)	The information must not be generally known to the public, and must not be a part of the public domain, must not be information that the receiving party was already in possession of, must not be information that the receiving party receives from a third party without violating any confidentiality obligation owed to the disclosing party, and must not be information that is independently developed by the receiving party without relying upon the Confidential Information supplied by the disclosing party.

(ii)	The information must belong to the party claiming it is confidential, and must be in that party’s possession.

(iii)	The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party.

(iv)	The disclosure of the information to third parties must be likely to result in adverse consequences to the party claiming it is confidential.

(v)	Written information must be clearly designated in writing as “CONFIDENTIAL INFORMATION” by the party claiming it is confidential before it is disclosed to the other party, except that all information about costs and prices will always be considered Confidential Information under this Agreement, without the need for specifically designating it as such.

(vi)	Verbal Confidential Information which is disclosed to the other party must be summarized in writing, designated in writing as “CONFIDENTIAL INFORMATION,” and transmitted to the other party within ten (10) days of the verbal disclosure.
          (b) Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose, other than to perform its obligations under this Agreement or make required disclosures to the Securities and Exchange Commission (“SEC”). The parties recognize that Siouxland will file this Agreement and disclosures regarding this Agreement with the SEC by Siouxland and this Agreement will therefore be publicly available to the extent that the provisions are not eligible for protection via a confidential treatment request. Siouxland will request confidential treatment to the extent that its legal counsel advises that the information contained herein is eligible for confidential treatment by the SEC. Siouxland shall have no duty or responsibility to request confidential treatment if, in the opinion of its legal counsel, confidential treatment is not available.
          (c) The Duty Not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential Information about each other to any person or organization without first getting written consent to do so from the other party. This will be the case both while this Agreement is in effect, and for a period of five (5) years after it has been terminated.

          (d) The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other party at any time while this Agreement is in effect, and for a period of five (5) years after it has been terminated.
          (e) Protection of the Confidential Information. Each party agrees to develop effective procedures for protecting the Confidential Information that it obtains from the other party, and to implement those procedures with the same degree of care that it uses in protecting its own Confidential Information.
          (f) Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information that is in its possession or under its control.
     28. RIGHT OF OFFSET. ADM will have the right to withhold payments for the ethanol that it purchases from Siouxland, as an offset against any payments that Siouxland fails to make to ADM under Sections 14 and 22 above.
          If ADM exercises its right of offset at any time, Siouxland may request a written explanation from ADM that includes the amount of the offset claimed by ADM, and the basis for ADM’s exercise of its right of offset. Upon receiving a written request from Siouxland for such an explanation, ADM will promptly provide a reasonably detailed written explanation.
          Siouxland shall have the right of offset described in Section 22 hereof.
     29. INSURANCE.
          (a) Siouxland’s Insurance. During the entire term of this Agreement, Siouxland will maintain insurance coverage which is standard, in the reasonable opinion of ADM, for a company of its type and size which is engaged in the business of producing and selling ethanol. At a minimum, Siouxland’s insurance coverage must include:
(i)	Comprehensive General Product and Public Liability Insurance, naming ADM as an additional named insured, with liability limits of at least five million dollars ($5,000,000) in the aggregate.

(ii)	Property and Casualty Insurance adequately insuring the Siouxland Production Facility and Siouxland’s other assets against theft, damage, and destruction, on a replacement cost basis.

(iii)	Workers’ Compensation Insurance, to the extent required by law.
          On or before the effective date of this Agreement, Siouxland will provide ADM with a Certificate of Insurance Coverage verifying that insurance coverage complying with the requirements of this Section 29 is in place.
          Siouxland will not change its insurance coverage during the term of this Agreement, except to increase it or enhance it, without the prior written consent of ADM.
          (b) ADM’S Insurance. ADM now has, and will maintain during the entire term of this Agreement, comprehensive general liability insurance with liability limits of at least five million dollars ($5,000,000) in the aggregate. During the entire term of this Agreement, Siouxland will be an additional named insured under ADM’s comprehensive general liability insurance policy.
     30. MUTUAL INDEMNIFICATION. If any third party makes a claim against ADM or any person or organization related to ADM as a result of the actions or omissions of Siouxland or any person or organization related to Siouxland, including but not limited to claims related to the quality of the ethanol produced by Siouxland, then Siouxland agrees to indemnify ADM and its related persons and organizations, and to hold all of them harmless from any liabilities, damages, costs, and/or expenses, including costs of litigation and reasonable attorneys’ fees, which they incur as a result of any such claims made against them by third parties.
     The indemnification obligations of the parties under this Agreement will be mutual, and ADM therefore makes the same commitment to indemnify Siouxland and its related persons or organizations that Siouxland has made to ADM in the proceeding paragraph.
     31. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS, AND CLAIMS. All representations, warranties, and agreements made in connection with this Agreement will survive the termination of this Agreement. The parties will therefore be able to pursue claims related to those representations, warranties, and agreements after the termination of this Agreement, unless those claims are barred by the applicable statutes of limitation.
     Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this Agreement is in effect will survive the termination of this Agreement. This means that those claims may be pursued by the parties even after the termination of this Agreement, unless those claims are barred by the applicable statutes of limitation.
     32. COSTS AND ATTORNEYS’ FEES IN DISPUTE RESOLUTION PROCEEDINGS, AND FOLLOWING UNCURED BREACHES. The parties agree that the prevailing party in any dispute resolution proceedings related to this Agreement shall be entitled to collect all of its costs, expenses, and reasonable attorneys’ fees from the other party.
     The same shall be true if one of the parties incurs costs, expenses, or attorneys’ fees in connection with the enforcement or the protection of its rights under this Agreement, as a result of an uncured breach by the other party. The breaching party shall reimburse the other party for costs, expenses, and reasonable attorneys’ fees incurred after the expiration of the applicable cure period, regardless of whether or not the enforcement or the protection of the rights of the other party involved judicial proceedings, arbitration proceedings, or other formal dispute resolution proceedings.
     33. TITLE AND RISK OF LOSS. With regard to the ethanol sold to ADM by Siouxland under this Agreement, title to and risk of loss for such ethanol will pass from Siouxland to ADM when the ethanol is loaded onto the railcar or truck for transport by ADM.
     34. GOVERNING LAW. Because this Agreement involves the sale and transfer of ethanol produced by Siouxland, a Nebraska company qualified to do business in Nebraska, to ADM, a Delaware corporation, the parties agree that the Agreement will be governed by, interpreted under, and enforced in accordance with the substantive laws of the State of Nebraska, without regard to conflict of law principles.
     35. NOTICES. All notices related to this Agreement which relate to breaches of this Agreement, indemnification claims or other claims being made under this Agreement, challenges to the books and records of the parties, or the termination of this Agreement (the “Significant Notices”) must be in writing, and must be delivered personally or sent by certified or registered mail, return receipt requested. All Significant Notices will be effective, and will be deemed to have been received, upon the actual receipt of the Significant Notice by its intended recipient, meaning either Siouxland or ADM.
     Subject to change upon ten (10) days written notice to the other party, all written notices to Siouxland provided for in this Agreement will be addressed as follows:
Tom Lynch
Siouxland Ethanol
P.O. Box 147
110 East Elk Street
Jackson, NE 68743
with a copy to:
Valerie D. Bandstra, Esq.
BrownWinick
666 Grand Avenue, Suite 2000
Des Moines, Iowa 50309

and notices to ADM will be addressed as follows:
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
Attn: General Counsel
     Written notices required or permitted under this Agreement which are not Significant Notices may be hand delivered, sent by mail, or sent via facsimile. These written notices will be effective, and will be deemed to have been received, upon the actual receipt of the written notices by their intended recipients, meaning either Siouxland or ADM.
     36. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Because of ADM’s concerns about product quality, and because of Siouxland’s concerns about the proper performance of the services to be provided by ADM, neither party may assign its rights or obligations under this Agreement without the written consent of the other party, which consent will not be unreasonably withheld. This Agreement will be binding on the successors of the parties, and their assigns.
     37. NO WAIVER. If any party to this Agreement fails to insist upon strict performance of any obligation under this Agreement, that failure will not result in a waiver of that party’s right to demand strict performance in the future. This will still be the case, no matter how long the failure to insist upon strict performance continues.
     38. ENTIRE AGREEMENT. This Agreement, and the other documents related to the business transactions described in this Agreement which are referred to either generally or specifically in this Agreement, set out the entire agreement between the parties regarding the business transactions described in this Agreement. This Agreement and those other documents supersede all prior understandings between the parties with respect to the subject matter of this Agreement. The parties agree that there are no other oral or written understandings or agreements between them regarding the subject matter of this Agreement.
     39. AMENDMENT, MODIFICATION, OR WAIVER. No amendment, modification, or waiver of any provision of this Agreement or any other related document will be effective unless it is made in writing, unless it is signed by the parties to be bound by it, and unless it clearly specifies the extent and nature of the amendment, modification, or waiver.
     40. SEVERABILITY. If any provision of this Agreement or any other related document is held to be invalid or unenforceable under any applicable law, that holding will not affect the validity or enforceability of the rest of this Agreement, or the other related document. Also, any provision of this Agreement or any other related document which is held to be invalid or unenforceable will not be completely invalidated, but will instead be considered amended to the extent necessary to remove the cause of the invalidity or unenforceability.

     41. INTERPRETATION. This Agreement and any other documents related to it will be interpreted in a fair and neutral manner, without favoring one party over the other. No provision of this Agreement or any other document related to it will be interpreted for or against either party because the provision was drafted by that party, or its legal representative.
     42. UNDERSTANDING OF AND VOLUNTARY EXECUTION OF THE AGREEMENT. The parties acknowledge and agree that they have read this Agreement, that they understand it, and that they are entering into it willingly and voluntarily. The parties further acknowledge that they either consulted with their respective legal counsel, or had ample opportunity to consult with their respective legal counsel, before entering into this Agreement.
     43. HEADINGS AND CAPTIONS. The headings and captions of the sections and subsections of this Agreement are inserted for convenience of reference only, and do not constitute part of the Agreement.
     44. FORCE MAJEURE. It is mutually understood and agreed that neither party hereto shall be held responsible for damages caused by delay or full or partial failure to perform hereunder when such delay or failure is due to fire, flood, wind or other “acts of God”, strikes of workers, legal acts of public authorities, or delays or defaults by public or private carriers, which could not have been reasonably forecast or properly provided against.
     45. SUPERSEDING OF OTHER AGREEMENTS. It is the intent of the parties that this Agreement be consistent with any other documents or agreements related to the same subject matter covered in this Agreement. However, in the event of any inconsistencies, the parties agree that this Agreement will supersede and take priority over the other inconsistent documents or agreements, except in cases where there is specific contract language to the contrary which has been agreed upon by both parties.
     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year set forth above.
ARCHER DANIELS MIDLAND COMPANY
By: /s/ Kyle James
Its: Vice President —Fuel Ethanol Sales
SIOUXLAND ETHANOL, LLC
By: /s/ Tom Lynch
          Tom Lynch, President